Exhibit 11

AEP INDUSTRIES INC.

COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

For the Periods Ended January 31, 2005 and 2004

		For the Three Months Ended January 31,
	Shares of Common Stock	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding
2005
November 1-October 31	8,404,850			8,404,850

Shares Issued:
January 10, 2005	31,925	22	92	7,634
January 29, 2005	128	3	92	4
Total Weighted Average Shares	8,436,903			8,412,488
2004
November 1-October 31	8,176,744			8,176,744

Shares Issued:
January 7, 2004	45,859	25	92	12,462
Total Weighted Average Shares	8,222,603			8,189,206